The Scotts Miracle-Gro Company

The Scotts Miracle-Gro Company Announces Plans to Close
Smith & Hawken Operations by End of 2009

•	Closure process expected to be cash neutral but result in one-time charges of approximately $25 million

•	Fiscal 2010 adjusted earnings expected to benefit up to $0.15 per share

•	Store sales start July 9 with all stores expected to close within six months

MARYSVILLE, Ohio (July 8, 2009) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today it will cease operating its Smith & Hawken business by the end of the calendar year and has hired a third-party firm to manage the closure process.

“We would have preferred to sell the Smith & Hawken business in order to protect jobs and keep the retail franchise intact. However, after discussions with several potential investors over the past 12 months, it became obvious that shutting down the business was the best option available,” said Jim Hagedorn, chairman and chief executive officer of ScottsMiracle-Gro. “It is with regret for the associates of Smith & Hawken and our many loyal customers that we have reached this conclusion. I want to acknowledge our associates who have been intensely loyal and worked tirelessly to make Smith & Hawken a viable enterprise. Unfortunately, the combination of a weak economy and the lack of scale proved too great to overcome.

“While this is a sad outcome for Smith & Hawken, it is in the best long-term interest of ScottsMiracle-Gro and our other stakeholders. Our core consumer lawn and garden business continues to enjoy outstanding results, and we continue to expand our operations and add jobs to our payroll. By eliminating the losses from Smith & Hawken, we can invest even further in driving profitable growth and enhancing shareholder value.”

After-tax charges associated with the closure are expected to be approximately $25 million and are primarily related to the termination of lease obligations and severance costs. Most of the charges will be incurred during the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010. The Company will treat these charges as a one-time adjustment to earnings and will place Smith & Hawken into discontinued operations near the conclusion of the store closing process. The Company currently expects the cash impact of the transaction to be relatively neutral as a result of proceeds from inventory liquidation and anticipated tax benefits. The impact of shutting down the Smith & Hawken business is expected to result in a benefit of about $0.15 in adjusted earnings per share beginning in fiscal 2010.

The closure process, which is being managed by third-party consultants, begins with storewide sales on July 9. Store closures are expected to be completed by the end of the year. Orders via Smith & Hawken’s Web site, catalog and call center will be discontinued effective July 9, and customers will be directed to purchase products at the stores. Smith & Hawken gift cards will be honored at the stores during the closure process. Smith & Hawken has 56 stores in 22 states and Washington, D.C.

About ScottsMiracle-Gro

With nearly $3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Delays in the implementation of the Smith & Hawken closure process, below forecast sales or margin resulting from the liquidation of remaining Smith & Hawken inventory, unexpected costs associated with mitigation of Smith & Hawken’s lease obligations, the inability to gain expected tax benefits and/or the escalation of other costs associated with the execution of the Smith & Hawken closure process;

•	Adverse weather conditions could adversely affect the Company’s sales and financial results;

•	Failure to remain in compliance with the Company’s debt covenants could result in the acceleration of the indebtedness, increase the Company’s interest expense and harm the Company’s ability to obtain additional credit or maintain its existing credit without significant costs, and therefore, could adversely affect the Company’s liquidity and financial health;

•	Public perceptions regarding the safety of our products, and/or compliance with heightened environmental and other public health regulations, could increase the Company’s cost of doing business and/or negatively impact sales;

•	Costs associated with the Company’s previously announced product recalls and product registration issues and the corresponding governmental investigation, including legal expenses, and potential fines, penalties and/or judgments could adversely affect the Company’s financial results;

•	The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales with a small number of retail customers;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.

Contact Information

Investors and Financial Media:
Jim King
The Scotts Miracle-Gro Company
(937) 578-5622

General and Consumer Media
Su Lok
The Scotts Miracle-Gro Company
(937) 578-5169

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